Nanophase Technologies Corporation 8-K

Exhibit 99.1

Nanophase Technologies Corporation 1319 Marquette Drive Romeoville, IL 60446

NANOPHASE ANNOUNCES

$6M FINANCING

Romeoville, Ill., March 5, 2024 –  Nanophase Technologies Corporation (OTCQB: NANX), a leader in minerals-based and scientifically-driven health care solutions across beauty and life science categories — with innovations that protect skin from environmental aggressors and aid in medical diagnostics —announced today that it has concluded an equity financing in the amount of $6M with Strandler, LLC, an affiliate of its largest shareholder, Bradford T. Whitmore. The structure of the financing was in the form of convertible preferred stock. Strandler has purchased 15,000 shares of Nanophase Series X preferred shares, each of which will be convertible into 1,000 shares of Nanophase common stock. Pending shareholder approval of additional authorized common shares, and assuming conversion of all preferred shares, this will result in a total of 15,000,000 shares of Nanophase common stock being issued at an equivalent price of $0.40 per share. As part of the consideration for this deal, Strandler has agreed to hold the newly issued common shares for one year from the date of conversion, and, as additional consideration, Strandler, LLC and Beachcorp, LLC have both agreed to extend the maturity of the Company’s two existing revolving loans and one existing term loan to October 1, 2025. Both companies are affiliates of Bradford T. Whitmore, the Company’s largest shareholder.

“Our product suite remains strong, we continue to win innovation awards, and demand for our Solésence products is excellent,” commented Jess Jankowski, President and Chief Executive Officer of Nanophase and Solésence. “For a series of reasons, which we will explore further during the annual investor call, November and December financial performance fell short of our expectations. The Q42023 loss this created, combined with expanded working capital demands, had us starved for operating cash. The first few weeks of January compounded these issues, with shortages of critical raw materials causing production delays. At this point, we felt it would be of greater benefit to the Company and all of its stakeholders to seek funding to keep our growth strategy on track, rather than choosing the other option of aggressively cutting expenses and re-shaping our organization. Although we have a driven bias toward growth, we are also committed to continuing the measured cost reductions we began in the fourth quarter,” added Jankowski.

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Summary Q42023 and FY2023 Financial Results:

(approximate numbers)

●	Q42023 Revenue	$ 8.0M

●	Q42023 Net Loss	$ 2.1M

●	FY2023 Revenue	$ 37.3M

●	FY2023 Net Loss	$ 4.4M*

*FY Legal Fees relating to the BASF lawsuit made up 30% of this loss

“While Q42023 results were disappointing, 2024 looks markedly better. We believe this funding will help us to operate more efficiently, and on a sustainable basis. At the time of the financing, Nanophase and Solésence had over $30 mm in completed shipments and confirmed purchase orders from its clients, with expectations for more volume to come for the second half of 2024. This is the beginning of what we expect to be a profitable year that will present more opportunities for growth from a stable platform that will benefit everyone,” concluded Jankowski.

Full Results and Conference Call

The Company expects to release 2023 financial statements and full results on Wednesday, March 20, 2024. Mr. Jankowski and Mr. Cureton, the Company’s Chief Operating Officer, will host a conference call to discuss full year 2023 results, and 2024 expectations, in greater detail on Thursday, March 21, 2024, at 10:00a.m. CST, 11:00 a.m. EST. Call-in details and registration information will accompany the March 20, 2024 release.

About Nanophase Technologies

Nanophase Technologies Corporation (OTCQB: NANX), www.nanophase.com, is a leading innovator in minerals-based and scientifically driven healthcare solutions across beauty and life science categories, as well as other legacy advanced materials applications. Leveraging a platform of integrated, patented, and proprietary technologies, the Company creates products with unique performance, enhancing consumers' health and well-being. We deliver commercial quantity and quality engineered materials both as ingredients and as part of fully formulated products in a variety of formats.

About Solésence Beauty Science

Solésence, www.solesence.com, a wholly owned subsidiary of Nanophase Technologies, is changing the face of skin health with patented, mineral-based technology that is embraced by leading performance-driven and clean beauty brands alike. Our patented products for brands transform the way mineral actives look, feel and function — enabling textures never-before-seen in the mineral space and inclusivity never-before-seen in the sun care space. Solésence’s innovative formulations offer best-in-class UV protection, unparalleled free radical prevention to protect against pollution, and enhanced antioxidant performance.

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Forward-Looking Statements

This press release contains words such as “expects,” “shall,” “will,” “believes,” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance, and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risks and uncertainties include, without limitation, the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s engineered materials, ingredients, and fully formulated products; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; the impact of any potential new government regulations that could be difficult to respond to or too costly to comply with while remaining financially viable; the ability of the Company to maintain an appropriate electronic trading venue; and other factors described in the Company’s Form 10-K filed March 29, 2023. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties, or other contingencies.

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